UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 31, 2008

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-52995	26-0886727
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

500 12th Avenue South
Nampa, Idaho  83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 31, 2008 Home Federal Bancorp, Inc. issued its earnings release for the fourth quarter of its fiscal year ended September 30, 2008.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Home Federal Bancorp, Inc. dated October 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date: October 31, 2008	By: /s/Eric S. Nadeau
Eric S. Nadeau
Executive Vice President and Chief FinancialOfficer

Exhibit 99.1

Press release of Home Federal Bancorp, Inc. dated October 31, 2008

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC.
 ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS

Nampa, ID (October 31, 2008) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced fourth quarter earnings for the fiscal year ending September 30, 2008.  For the quarter ended September 30, 2008, the Company reported net income of $1.0 million, or $0.06 per diluted share compared to $1.2 million, or $0.07 per diluted share, for the same period a year ago.  Net income for the fiscal year ended September 30, 2008, was $4.0 million, or $0.25 per diluted share, compared to $5.3 million, or $0.31 per diluted share, for the fiscal year ended September 30, 2007.  Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on December 19, 2007.

Operating Results

Revenues for the quarter ended September 30, 2008, which consisted of net interest income before the provision for loan losses plus noninterest income, increased 11% to $8.6 million, compared to $7.7 million for the quarter ended September 30, 2007.  Net interest income before the provision for loan losses increased 15% to $5.9 million for the quarter ended September 30, 2008 compared to $5.1 million for the same quarter of the prior year.  The increase in net interest income is primarily attributable to a decrease in interest expense.  Balances of Federal Home Loan Bank borrowings were lower for the quarter ended September 30, 2008 than in the same period of the prior year as maturing advances were repaid with excess liquidity.

Revenues for the fiscal year ended September 30, 2008, increased 2% to $33.1 million, compared to $32.6 million for the same period of last year.  Net interest income before the provision for loan losses increased 6% to $22.6 million compared to $21.3 million for the same period of the prior year.

The Company’s net interest margin increased 37 basis points to 3.41% for the quarter ended September 30, 2008, from 3.04% for the same quarter last year.  The net interest margin for the fiscal year ended September 30, 2008 increased 18 basis points to 3.21% from 3.03% for the same period a year earlier.  The improvement in the net interest margin is primarily attributable to the increase in interest-earning assets during fiscal 2008 that resulted from the proceeds of the Company’s second step conversion and stock offering completed on December 19, 2007.  In addition, decreases in interest expense and a shift in the loan portfolio toward higher yielding commercial real estate loans from residential mortgage loans also contributed to the increase in the margin in 2008.

A provision for loan losses of $1.1 million was established by management in connection with its analysis of the loan portfolio for the quarter ended September 30, 2008, compared to $338,000 for the same quarter of the prior year.  The provision for loan losses was $2.4 million for the fiscal year ended September 30, 2008, compared to $409,000 for the prior fiscal year.  Asset quality performance is discussed further below in this release.

Noninterest income was basically flat year over year at $2.6 million for both the quarters ended September 30, 2008 and 2007.  Fee income from deposit accounts increased $51,000 during the fourth quarter of 2008 compared to the fourth quarter of 2007.  For the fiscal year ended September 30, 2008, noninterest income decreased 7% to $10.5 million, compared to $11.3 million for the prior fiscal year.  A decrease in gain on sale of loans of $655,000 was the primary reason for the decline.

Home Federal Bancorp, Inc.
October 31, 2008

Noninterest expense for the quarter ended September 30, 2008, increased $515,000, or 9%, to $6.0 million, from $5.4 million for the comparable period a year earlier. The Company’s efficiency ratio was 69.7% for the quarter ended September 30, 2008 compared to 70.5% for the same quarter a year ago. Compensation and benefit expenses increased $733,000, or 25%, to $3.6 million for the quarter ended September 30, 2008, compared to $2.9 million for the same quarter a year ago.  The majority of the increase in compensation expense in 2008 is attributable to higher costs associated with the Bank’s employee stock ownership plan, the reversal of incentive accruals in the prior year, and an upward adjustment in accrued vacation in 2008. The efficiency ratio was 73.8% for the fiscal year ended September 30, 2008 compared to 72.5% for the prior fiscal year.

Balance Sheet

Total assets increased 2% to $725.1 million at September 30, 2008, compared to $710.0 million a year earlier.  The $15.1 million increase in total assets was primarily attributable to $88.3 million in net proceeds raised from the Company’s second-step conversion and stock offering completed on December 19, 2007.  This increase was partially offset by decreases in deposits and borrowings during this same period of $31.7 million and $43.8 million, respectively.

Securities. Mortgage-backed securities increased $26.5 million to $188.8 million at September 30, 2008, compared to $162.3 million at September 30, 2007.  The increase is attributable to purchases made with proceeds from the Company’s second step conversion and stock offering.  Approximately 98% of the Company’s mortgage-backed securities were issued by U.S. government sponsored enterprises. The Company does not own subordinated debt or preferred or common equity securities issued by Freddie Mac or Fannie Mae. At September 30, 2008, the Company held $9.6 million of stock in the Federal Home Loan Bank of Seattle.

Loans. Net loans (excluding loans held for sale) at September 30, 2008, decreased 4% to $459.8 million, compared to $480.1 million at September 30, 2007.  One- to four-family residential loans represented 45% of the Bank’s loan portfolio at September 30, 2008, compared to 52% at September 30, 2007. The Company currently originates conventional one- to four-family residential loans for sale in the secondary market. As a result, the residential loan portfolio will likely continue to decline as new loans are not added to the portfolio. The Company plans to continue its increased emphasis on commercial and small business banking products. Commercial loans, including commercial real estate, multi-family, construction and acquisition and development loans, totaled $198.6 million at September 30, 2008, compared to $187.7 million at September 30, 2007

Asset Quality. Loans delinquent 30 to 89 days totaled $6.5 million at September 30, 2008, compared to $2.0 million at June 30, 2008, and $2.8 million at September 30, 2007. Non-performing assets and impaired loans totaled $10.6 million or 2% of gross loans at September 30, 2008, compared to $3.5 million at June 30, 2008, and $2.1 million at September 30, 2007. The allowance for loan losses was $4.6 million, or 0.98% of gross loans, at September 30, 2008, compared to $3.0 million, or 0.62% of gross loans, at September 30, 2007.  The increase in non-performing and impaired loans is a result of the rapid deterioration of the residential construction market in the Treasure Valley.

The following table summarizes the change in nonperforming and impaired loans from June 30, 2008:

	September 30, 2008		June 30, 2008
(in thousands)	Balance	Loss Reserve	Balance	Loss Reserve
Land acquisition and development	$3,975	$916	$906	$277
One- to four-family construction	4,239	596	458	55
One- to four-family residential	1,701	219	1,381	324
Other	30	2	10	--
Total nonperforming and impaired loans	$9,945	$1,733	$2,755	$656

Home Federal Bancorp, Inc.
October 31, 2008

Commenting on asset quality, President and Chief Executive Officer Len E. Williams stated, “Clearly we are disappointed with the deterioration in our construction and land development loan portfolios. However, we recognized last year that these portfolios were about to undergo stress, so we increased the monitoring of the performance of all of our construction and land development loans.  At September 30, 2008, construction and land development loans comprised 7% of our loan portfolio.”

Deposits. Deposits decreased 8% to $372.9 million at September 30, 2008, compared to $404.6 million at September 30, 2007.  Demand deposits and savings accounts increased $6.1 million, or 3%, to $195.5 million at September 30, 2008.  The increase was a result of growth in money market and non-interest bearing commercial demand deposit accounts.  Certificates of deposit decreased $37.8 million, or 18%, to $177.4 million at September 30, 2008, compared to $215.2 million at September 30, 2007.  The decrease in certificates of deposit was primarily the result of the Bank choosing not to match rates offered by local competitors that in some instances exceeded the Bank’s cost of alternative funding sources.  Advances from the Federal Home Loan Bank of Seattle decreased 24% to $137.0 million at September 30, 2008 compared to $180.7 million at September 30, 2007.  The decrease resulted from maturing advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $92.6 million, or 82%, to $205.2 million at September 30, 2008, compared to $112.6 million at September 30, 2007. The increase was primarily a result of the $88.3 million in net proceeds received from the second-step conversion and stock offering.  The Company sold approximately 9.4 million shares of common stock in its subscription, community and syndicated community offerings and issued approximately 7.1 million shares of common stock in exchange for the previously outstanding shares of the Bank’s former mid-tier holding company.  A portion of the offering proceeds was used to fund a loan to the Company’s employee stock ownership plan (“ESOP”), which purchased approximately 816,000 shares of the Company’s common stock for an aggregate of $8.2 million.

Other significant activity among equity accounts over the past twelve months included $4.0 million in net income, the allocation of earned ESOP shares, equity compensation and the exercise of stock options totaling $2.4 million, and an $826,000 decrease in unrealized losses on securities available for sale, offset by $3.0 million in cash dividends paid to stockholders.  The Company’s book value per share as of September 30, 2008 was $11.81 per share based upon 17,374,161 outstanding shares of common stock.

Commentary on the Troubled Asset Relief Program (TARP)

On October 24, 2008, the Company’s Board of Directors passed a resolution that stated the Company will not participate in the U.S. Treasury Department’s Capital Purchase Program under the TARP. Mr. Williams commented, “In December 2007, we raised $88.3 million of common stock for Home Federal Bancorp, Inc., through our second step conversion. At September 30, 2008, Home Federal Bank’s risk based capital ratio was 32.8%. We do not intend to apply for government assistance through the TARP Capital Purchase Program. We believe our high capital level and liquid balance sheet provides us flexibility in today’s environment to execute our organic growth and acquisition plans without TARP capital.”

Home Federal Bancorp, Inc.
October 31, 2008

About the Company

Home Federal Bancorp, Inc. is a Maryland corporation headquartered in Nampa, Idaho, and is the savings and loan holding company of Home Federal Bank, a federal savings bank that was originally organized as a building and loan association in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME.”  The Company’s stock is also included in the America’s Community Bankers NASDAQ Index.  For more information, visit the Company’s web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
October 31, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	September 30, 2008	September 30, 2007

ASSETS
Cash and amounts due from depository institutions	$23,270	$20,588
Certificates of deposit in correspondent bank	5,000	-
Mortgage-backed securities available for sale, at fair value	188,787	162,258
Federal Home Loan Bank (“FHLB”) stock, at cost	9,591	9,591
Loans receivable, net of allowance for loan losses of $4,579 and $2,988	459,813	480,118
Loans held for sale	2,831	4,904
Accrued interest receivable	2,681	2,804
Property and equipment, net	15,246	12,364
Mortgage servicing rights, net	1,707	2,047
Bank owned life insurance	11,590	11,168
Real estate and other property owned	650	549
Deferred income tax asset	1,770	1,245
Other assets	2,134	2,318
TOTAL ASSETS	$725,070	$709,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$41,398	$38,643
Interest-bearing demand deposits	127,714	127,659
Savings deposits	26,409	23,116
Certificates of deposit	177,404	215,191
Total deposit accounts	372,925	404,609
Advances by borrowers for taxes and insurance	1,386	1,605
Interest payable	552	731
Deferred compensation	5,191	4,515
FHLB advances	136,972	180,730
Other liabilities	2,857	5,127
Total liabilities	519,883	597,317
STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized,
issued and outstanding, none	-	-
Common stock, $.01 par value; 90,000,000 authorized,
issued and outstanding:
Sept. 30, 2008 - 17,412,449 issued, 17,374,161 outstanding	174	152
Sept. 30, 2007 - 15,278,803 issued, 15,232,243 outstanding
Additional paid-in capital	157,205	59,613
Retained earnings	59,814	58,795
Unearned shares issued to ESOP	(10,606)	(3,698)
Accumulated other comprehensive loss	(1,400)	(2,225)
Total stockholders’ equity	205,187	112,637
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$725,070	$709,954

Home Federal Bancorp, Inc.
October 31, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended September 30,			Year Ended September 30,
	2008	2007		2008		2007

Interest and dividend income:
Loan interest	$7,296	$8,222		$30,686		$33,553
Investment interest	121	122		1,012		345
Mortgage-backed security interest	2,279	2,019		8,742		8,692
FHLB dividends	33	15		143		48
Total interest and dividend income	9,729	10,378		40,583		42,638
Interest expense:
Deposits	2,170	3,133		10,685		12,279
FHLB advances	1,656	2,115		7,250		9,057
Total interest expense	3,826	5,248		17,935		21,336
Net interest income	5,903	5,130		22,648		21,302
Provision for loan losses	1,114	338		2,431		409
Net interest income after provision for loan losses	4,789	4,792		20,217		20,893
Noninterest income:
Service charges and fees	2,346	2,329		9,077		9,308
Gain on sale of loans	204	251		764		1,419
Increase in cash surrender value of bank owned life insurance	107	104		421		405
Loan servicing fees	115	129		484		549
Mortgage servicing rights, net	(134)	(222)		(340)		(445)
Other	9	5		84		45
Total noninterest income	2,647	2,596		10,490		11,281
Noninterest expense:
Compensation and benefits	3,619	2,886		15,211		14,249
Occupancy and equipment	765	726		3,007		2,871
Data processing	530	548		2,198		2,097
Advertising	257	487		1,043		1,427
Postage and supplies	149	163		617		650
Professional services	255	236		788		856
Insurance and taxes	150	106		533		429
Other	233	291		1,042		1,057
Total noninterest expense	5,958	5,443		24,439		23,636
Income before income taxes	1,478	1,945		6,268		8,538
Income tax expense	484	750		2,263		3,267
NET INCOME	$994	$1,195		$4,005		$5,271

Earnings per common share:
Basic	$0.06	$0.07	(1)	$0.25	(1)	$0.32	(1)
Diluted	0.06	0.07	(1)	0.25	(1)	0.31	(1)
Weighted average number of shares outstanding:
Basic	16,042,720	16,665,710	(1)	16,233,200	(1)	16,602,082	(1)
Diluted	16,078,302	16,737,825	(1)	16,252,747	(1)	16,767,219	(1)

Dividends declared per share:	$0.055	$0.048	(1)	$0.213	(1)	$0.194	(1)

(1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

Home Federal Bancorp, Inc.
October 31, 2008

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share data) (Unaudited)	At Or For The Year Ended Sept. 30, 2008	At Or For The Year Ended Sept. 30, 2007

FINANCIAL CONDITION DATA
Average interest-earning assets	$705,794	$703,675
Average interest-bearing liabilities	512,061	582,936
Net average earning assets	193,733	120,739
Average interest-earning assets to average interest-bearing liabilities	137.83%	120.71%
Stockholders’ equity to assets	28.30	15.87

ASSET QUALITY
Allowance for loan losses	$4,579	$2,988
Non-performing loans	9,945	1,531
Non-performing assets	10,596	2,080
Allowance for loan losses to non-performing loans	46.04%	195.17%
Allowance for loan losses to gross loans	0.98	0.62
Non-performing loans to gross loans	2.14	0.32
Non-performing assets to total assets	1.46	0.29

	At Or For The Three Months Ended Sept. 30,			At Or For The Year Ended Sept. 30,
	2008	2007		2008		2007
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.54%	0.67%		0.54%		0.71%
Return on average equity (1)	1.94	4.27		2.16		4.75
Pre-tax, pre-provision return on average assets (5)	1.42	1.28		1.17		1.21
Net interest margin (1)	3.41	3.04		3.21		3.03
Efficiency ratio (2)	69.68	70.46		73.75		72.54

PER SHARE DATA
Basic earnings per share	$0.06	$0.07	(4)	$0.25	(4)	$0.32	(4)
Diluted earnings per share	0.06	0.07	(4)	0.25	(4)	0.31	(4)
Book value per share	11.81	6.51	(4)	11.81		6.51	(4)
Cash dividends declared per share	0.055	0.048	(4)	0.213	(4)	0.194	(4)
Average number of shares outstanding:
Basic (3)	16,042,720	16,665,710	(4)	16,233,200	(4)	16,602,082	(4)
Diluted (3)	16,078,302	16,737,825	(4)	16,252,747	(4)	16,767,219	(4)

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares granted under the 2005 Recognition and Retention Plan.
(4)
Earnings per share, book value per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

(5)	Income before income taxes plus provision for loan losses divided by average assets for the period presented.